NUTRACEA'S  PRESIDENT AND COO RESIGNS
CURRENT CHAIRMAN AND CEO ASSUMES PRESIDENCY

FOR IMMEDIATE RELEASE
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EL DORADO HILLS, CA. JULY 26, 2004-Patricia McPeak, Chairman and CEO of
NutraCea(R) (OTC BB:NTRZ) announced that John Howell unexpectedly resigned as President and Director of the Company.

In a letter sent to the Board of Directors, Mr. Howell stated: "For the past 15 months I have had the privilege to work with Patty [McPeak] and the rest of you on the board to help facilitate the turn around of NutraCea and to position the company for the success it deserves to enjoy.

"It is with regret that I must resign my position on the board of directors immediately and to resign as President and COO effective August 20, 2004. This is a decision that is for both personal and health reasons.

"The products that have been developed by the scientific staff of NutraCea have the opportunity to make a significant impact on the lives of thousands. I wish all of you success and health as you continue to make this opportunity a reality."

Patricia McPeak, Chairman and CEO, has resumed the position of President. "I am excited at the numerous opportunities which are available to us as we transition from a research and development company to a company focused on sales. Through the use of strategic alliances with major merchandising companies, NutraCea(R) expects to further implement its business model by bringing two of the company's breakthrough products to the national market during the balance of 2004," commented Ms. McPeak.



This release contains statements that are forward looking. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the company's most recent periodic report.

Public Relations Contact:
Adelman Communications
Margie Adelman
561-347-6768
madelman@adelmancommunications.com
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